UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   April 30, 2008

EUGENE SCIENCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-50601	33-0827004
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8th Floor, LG Palace Building, 165-8 Donggyo-Dong, Mapo-Gu, Seoul, Korea	00000
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 82-2-338-6283

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously reported, in July and August 2007, Eugene Science, Inc. (the “Company”) issued and sold $2,250,000 in aggregate principal amount of senior secured promissory notes to multiple investors. The notes bear interest at a rate of 10% per annum and were due February 24, 2008, subject to three one month extensions of the maturity date. The Company’s obligations under the notes are secured by, among other things, a first priority security interest in all right, title and interest of the Company in and to certain of its intellectual property.

On May 24, 2008, the expiration date of the final one month extension period, the Company failed to pay the outstanding principal amount and accrued but unpaid interest due under the notes. Under the terms of the notes, such failure may be deemed an event of default, which gives the investors the right, by written notice to the Company, to declare the notes to be due and payable in full. In addition, the investors may assert their rights to the collateral securing the Company’s obligations under the notes. The Company has not received any notices of default from the investors. The Company is currently in discussions with certain of the investors regarding the terms of a possible restructuring of its obligations under the notes, but no agreements have been reached.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30, 2008, Jae Hong Yoo resigned as chief financial officer of the Company. Mr. Yoo resigned for personal reasons and not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. On May 1, 2008, the Company appointed Byung Ho Hoang, age 42, to replace Mr. Yoo and to serve as the Company’s chief financial officer. Prior to joining the Company, Mr. Hoang served on the staff of the accounting department for Daewoo Corporation from 1991 to 1999, as a manager of the accounting department for MP Man.com from 2000 to 2002, and as manager of the accounting department for OnBio Corporation, an affiliate of the Company, from 2002 to 2007. Mr. Hoang received a bachelor of arts degree in business administration from Korea University. Mr. Hoang will not receive any compensation from the Company for his service as the Company’s chief financial officer.

On April 30, 2008, Seung Kwon Noh resigned as president and chief executive officer of the Company. Mr. Noh resigned for personal reasons and not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Noh will remain on the Company’s board of directors and will continue serving as chairman of the board. On May 1, 2008, the Company appointed Christopher Craney, age 46, to replace Mr. Noh and to serve as the Company’s president and chief executive officer. Prior to joining the Company, Mr. Craney founded and served as the chief executive officer of Colorzip Japan Co., Ltd. from October 2004 to April 2008. Prior to that, Mr. Craney served as general manager of the overseas commerce division of Tomoku Co., Ltd. from April 1995 to September 2004. Mr. Craney holds a bachelor of arts degree in geology from the University of Hawaii. Mr. Craney also serves as a director of Early Bird, Inc., a Japanese company that has imported the Company’s CZ-S products into Japan since April 1, 2008. Since January 1, 2007, the beginning of the Company’s last fiscal year, the arrangement between the Company and Early Bird has not resulted in any transaction with an amount in excess of $120,000. Mr. Craney will receive $1.00 per year as compensation for his service as the Company’s president and chief executive officer.

On April 30, 2008, Tae Hwan Lee and Se Cheon An each resigned as members of the board of directors of the Company. Messrs. Lee and An each resigned for personal reasons and not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Following the resignations of Messrs. Lee and An, the remaining members of the board of directors, acting in accordance with the Company’s bylaws, reduced the number of authorized directors from four to three. On May 1, 2008, the remaining members of the board of directors, acting in accordance with the Company’s bylaws, appointed Mr. Craney to fill the vacant seat on the board. There are no arrangements or understandings between Mr. Craney and any other persons pursuant to which he was elected to serve on the board. In connection with his service on the Company’s board of directors, Mr. Craney will receive $5,000 per month and options to purchase 133,333 shares of the Company’s common stock at an exercise price of $0.15 per share. In addition, Tony Kim, a member of the Company’s board of directors, will receive $3,000 per month and options to purchase 133,333 shares of the Company’s common stock at an exercise price of $0.15 per share for his service on the board and Mr. Noh will receive $3,000 per month and options to purchase 133,333 shares of the Company’s common stock at an exercise price of $0.15 per share for his service on the board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EUGENE SCIENCE, INC.

Date: June 9, 2008	/s/ Christopher Craney
Christopher Craney
President and Chief Executive Officer